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                                   EXHIBIT 11

                          IHOP CORP. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands, except per share data)



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                                                                  Three Months Ended      Six Months Ended
                                                                       June 30,               June 30,
                                                                  ------------------      ----------------
                                                                      1997      1996         1997     1996
                                                                  --------   -------      -------   ------
NET INCOME PER COMMON SHARE - PRIMARY

 Weighted average shares outstanding                                 9,558     9,447        9,523    9,421
 Net effect of dilutive stock options based on the
   treasury stock method using average market price                    118       145          100      149
                                                                    ------    ------       ------   ------
       Total                                                         9,676     9,592        9,623    9,570
                                                                    ======    ======       ======   ======

 Net income available to common shareholders                        $5,038    $4,369       $8,588   $7,431
                                                                    ======    ======       ======   ======

 Net income per share - primary                                     $  .52    $  .46       $  .89   $  .78
                                                                    ======    ======       ======   ======

NET INCOME PER COMMON SHARE - FULLY DILUTED

 Weighted average shares outstanding                                 9,558     9,447        9,523    9,421
 Net effect of dilutive stock options based on the treasury
   stock method using the period-end market price,
   if higher than the average market price                             179       145          131      154
                                                                    ------    ------       ------   ------
      Total                                                          9,737     9,592        9,654    9,575
                                                                    ======    ======       ======   ======

 Net income available to common shareholders                        $5,038    $4,369       $8,588   $7,431
                                                                    ======    ======       ======   ======

 Net income per share - fully diluted                               $  .52    $  .46       $  .89   $  .78
                                                                    ======    ======       ======   ======
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